Exhibit 99.2

BRIGHTCOVE APPOINTS JOHN WAGNER AS CHIEF FINANCIAL OFFICER

BOSTON – April 10, 2024 – Brightcove (NASDAQ: BCOV), the world’s most trusted streaming technology company, today announced John Wagner is joining the company as the Chief Financial Officer (CFO), effective today. Wagner will be responsible for Brightcove’s global financial organization, which includes financial operations, planning, accounting, and investor relations.

“John’s strategic financial expertise and impressive record of managing companies through various growth and profitability stages and enhancing shareholder value make him the perfect addition to Brightcove’s leadership,” said Marc DeBevoise, CEO of Brightcove. “His insights and leadership will be instrumental as we deliver on our commitment to providing the best solutions for our customers and maintaining our leadership position in providing streaming technology.”

Mr. Wagner brings more than two decades of strategic and operational financial leadership experience within the technology industry. He brings extensive experience managing and scaling financial operations to support growth and profitability in addition to public and private capital raising and acquisitions. Most recently, Wagner served for nine years as the CFO of EverQuote, an online insurance marketplace, where he oversaw the company’s successful initial public offering (IPO) and led the finance organization for five years post-IPO. He’s also held senior executive financial roles at various software companies, including Carbonite, Constant Contact, NuoDB, and Salesnet.

“Brightcove has built a legacy of quality and innovation in streaming technology, powering some of the most notable media and enterprise companies,” said Wagner, Brightcove’s CFO. The team’s commitment to innovation and passion for their customers positions Brightcove for a strong future. I look forward to partnering with Marc and the rest of the executive leadership team to help shape the company and lead Brightcove’s financial strategy and operations.”

Wagner holds a B.B.A. degree in accounting from the University of Massachusetts, Amherst, and an M.B.A. degree from Boston University. He is a licensed Certified Public Accountant in Massachusetts.

For more information, visit Brightcove.com.

About Brightcove Inc.

Brightcove creates the world’s most reliable, scalable, and secure streaming technology solutions to build a greater connection between companies and their audiences, no matter where they are or on which devices they consume content. In more than 60 countries, Brightcove’s intelligent video platform enables businesses to sell to customers more effectively, media leaders to stream and monetize content more reliably, and every organization to communicate with team members more powerfully. With two Technology and Engineering Emmy® Awards for innovation, uptime that consistently leads the industry, and unmatched scalability, we continuously push the boundaries of what video can do. Follow Brightcove on LinkedIn, X, Facebook, Instagram, Threads, and YouTube. Visit Brightcove.com.

Media Contact

Sara Griggs

sgriggs@brightcove.com